Exhibit 24

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned does hereby appoint and constitute Margaret R. Murphy and Steven W. Thompson, or either of them, as his or her true and lawful agent and attorney-in-fact to execute in his or her name, place and stead the Registration Statement on Form S-8 of Lydall, Inc. respecting (i) 1,500,000 shares of common stock issued or issuable in connection with the Lydall 2003 Stock Incentive Compensation Plan, and (ii) 75,000 shares reserved for issuance pursuant to two non-qualified stock option awards made by the Company to Roger M. Widmann, the Chairman of the Board of Directors of the Company under option agreements dated January 12, 2000 and May 8, 2002, respectively, and any and all amendments thereto and to file such Form S-8 and any such amendment thereto with the Securities and Exchange Commission.

IN WITNESS WHEREOF, the undersigned have executed this instrument this 6th day of October, 2003.

By: /s/ David Freeman David Freeman	President, Chief Executive Officer and Director

By: /s/ Thomas P. Smith Thomas P. Smith	Vice President-Controller and Interim Chief Financial Officer (Interim Principal Financial Officer)

By: /s/ Kathleen Burdett Kathleen Burdett	Director

By: /s/ Samuel P. Cooley Samuel P. Cooley	Director

By: /s/ W. Leslie Duffy W. Leslie Duffy	Director

By: /s/ Matthew T. Farrell Matthew T. Farrell	Director

By: /s/ Suzanne Hammett Suzanne Hammett	Director

By: /s/ Christopher R. Skomorowski Christopher R. Skomorowski	Executive Vice President, Chief Operating Officer and Director

By: /s/ S. Carl Soderstrom, Jr. S. Carl Soderstrom, Jr.	Director

By: /s/ Roger M. Widmann Roger M. Widmann	Chairman of the Board of Directors